UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 14, 2008

Geotec, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-26315

59-3357040

(Commission File Number)

(IRS Employer Identification No.)

110 East Atlantic Avenue, Suite 200, Delray Beach, Florida

33444

(Address of Principal Executive Offices)

(Zip Code)

(561) 276-9960

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2008, Geotec, Inc. (“Geotec” or the “Company”) executed an investment banking agreement (the “Agreement”) with StoneGate Partners, LLC (“StoneGate”), a specialty investment banking firm based in Boston, Massachusetts.  StoneGate has agreed to serve as the exclusive placement agent for Geotec in connection with capital raising activities to finance Geotec’s operations, including projects involving Geotec’s proprietary protein/enzyme product.  The Agreement has an effective date of April 30, 2008.

StoneGate also has agreed to act as the lead investment banker for up to 10 projects with Geotec involving the construction and operation of hydrocarbon bio-refinery facilities designed to generate tax credits under Section 45 of the Internal Revenue Code.  The Company estimates that the startup costs for each bio-refinery facility will be approximately $10,000,000.

As part of the transaction, Geotec has issued a warrant (the “Warrant”) to StoneGate for the purchase of up to $25,000,000 worth of Geotec’s restricted common stock.  The Warrant is for a period of 10 years and identifies various strike prices at which conversion rights may be exercised.

StoneGate seeks to help its clients achieve their goals by providing a variety of financial advisory services, including raising private capital and selling and buying businesses.  StoneGate works extensively with its network of investors, including high net worth individuals, family offices, venture capital and private equity firms, banks and other institutional investors, in an effort to enable its clients to realize their objectives.  StoneGate has extensive experience assisting its clients in the energy, real estate and technology industries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOTEC, INC.

/s/:  Bradley T. Ray

Bradley T. Ray, Chief Executive Officer

DATED:  May 14, 2008.

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